Exhibit 99.2

AMENDMENT NO. 1 TO UNDERWRITING AGREEMENT

This AMENDMENT NO. 1 TO UNDERWRITING AGREEMENT (this “Amendment”) is entered into as of October 8, 2026, by and between NORTHSTRIVE ACQUISITION CORP I., a Cayman Islands exempted company (the “Company”), and D. BORAL CAPITAL LLC, on behalf of itself and as representative (the “Representative”) of the several Underwriters named on Schedule 1 to the Underwriting Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Representative are parties to that certain Underwriting Agreement, dated August 17, 2026 (the “Underwriting Agreement”), in connection with the Company’s initial public offering of 10,000,000 Firm Units;

WHEREAS, Section 1.4.1 of the Underwriting Agreement provides that, in the event the Over-allotment Option is not exercised in full, the Sponsor will be required to forfeit such number of the Initial Shares (up to 629,998 Initial Shares) such that the Initial Shares then outstanding will comprise 30% of the issued and outstanding Ordinary Shares after giving effect to the Offering and exercise, if any, of the Over-allotment Option;

WHEREAS, the Over-allotment Option expired unexercised on October 1, 2026, being the forty-fifth (45th) day following the Effective Date, and, as a result, 629,998 Initial Shares are subject to forfeiture;

WHEREAS, the Company and the Initial Shareholders intended that the forfeiture of Initial Shares be borne by all of the Initial Shareholders pro rata in proportion to their respective holdings of Initial Shares, consistent with the beneficial ownership disclosure in the Prospectus; and

WHEREAS, pursuant to Section 9.3 of the Underwriting Agreement, the Underwriting Agreement may only be amended by a written instrument executed by each of the parties thereto, and the Company and the Representative desire to amend the Underwriting Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.  Defined Terms. Capitalized terms used but not defined in this Amendment have the meanings given to them in the Underwriting Agreement.

2.  Amendment to Section 1.4.1. The last sentence of Section 1.4.1 of the Underwriting Agreement is hereby deleted in its entirety and replaced with the following:

“In the event that the Over-allotment Option is not exercised in full, the Initial Shareholders will be required to forfeit, on a pro rata basis in proportion to the number of Initial Shares held by each Initial Shareholder, such number of the Initial Shares (up to 629,998 Initial Shares in the aggregate) such that the Initial Shares then outstanding will comprise 30% of the issued and outstanding Ordinary Shares after giving effect to the Offering and exercise, if any, of the Over-allotment Option.”

3.  Acknowledgment of Forfeiture. The parties acknowledge and agree that (a) the Over-allotment Option expired without having been exercised, (b) an aggregate of 629,998 Initial Shares have been or will be forfeited and surrendered to the Company for cancellation for no consideration, and (c) such forfeiture shall be allocated among the Initial Shareholders as set forth on Exhibit A hereto, which allocation satisfies the forfeiture requirement of Section 1.4.1 of the Underwriting Agreement, as amended hereby.

4.  Effect of Amendment. Except as expressly amended hereby, the Underwriting Agreement remains unmodified and in full force and effect. From and after the date hereof, each reference in the Underwriting Agreement to “this Agreement,” “hereunder,” “hereof” or words of like import shall mean and be a reference to the Underwriting Agreement as amended by this Amendment. This Amendment shall not constitute a waiver of any other provision of the Underwriting Agreement.

5.  Miscellaneous. Sections 9.7 (Submission to Jurisdiction), 9.8 (Governing Law), 9.9 (Waiver of Trial by Jury) and 9.10 (Execution in Counterparts; Electronic Signatures) of the Underwriting Agreement are incorporated herein by reference, mutatis mutandis. This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

NORTHSTRIVE ACQUISITION CORP I.

By:	/s/ Michel Tamer
Name:	Michel Tamer
Title:	Chief Executive Officer

Confirmed as of the date first written above on behalf of itself and as Representative of the several Underwriters named on Schedule 1 to the Underwriting Agreement:

D. BORAL CAPITAL LLC

By:	/s/ Gaurav Verma
Name:	Gaurav Verma
Title:	Co-Head of Investment Banking

EXHIBIT A

Pro Rata Forfeiture of Initial Shares

Initial Shareholder	Initial Shares Held Prior to Forfeiture	Initial Shares Forfeited	Initial Shares Held Following Forfeiture
NorthStrive Sponsor I LLC	2,496,320	325,607	2,170,713
NorthStrive Companies Inc.	788,571	102,857	685,714
GB Capital Ltd.	788,571	102,857	685,714
Michel Tamer	147,857	19,286	128,571
James Dawson	98,571	12,857	85,714
Jeffrey Parry	85,018	11,089	73,929
George Kovalyov	85,018	11,089	73,929
Dane May	85,018	11,089	73,929
Gust Kepler	85,018	11,089	73,929
David Goertz	85,018	11,089	73,929
Juliana Daley	85,018	11,089	73,929
Total	4,829,998	629,998	4,200,000

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